Exhibit 10.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Purchase Agreement”), dated August 18, 2004, by and among Casual Male Retail Group, Inc., a Delaware corporation (“Buyer”) and Rochester Big and Tall Clothing, Inc., a California corporation (“Seller”). Robert Sockolov, William Sockolov, Stephen Sockolov and John Soares (the “Principal Shareholders”) are joining this Purchase Agreement for the limited purpose set forth on the signature page hereof.

W I T N E S S E T H:

A. Seller is engaged in the business of owning and operating 22 retail “Big and Tall” men’s clothing and accessories stores, a menswear “Big and Tall” catalogue and internet business and related activities (the “Business”).

B. Seller owns, among other things, intellectual property that is used exclusively in the operation of the Business, including, without limitation, the rights to the tradenames and service marks “Rochester Big and Tall”, “Rochester Sport” and “California Big and Tall” (the “Tradenames”).

C. Seller desires to sell, and Buyer desires to purchase, substantially all of the assets of Seller related to the Business on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 “Accounting Arbitrator” shall have the meaning set forth in Section 2.5.3(g).

1.2 “Acquisition Proposal” shall have the meaning set forth in Section 5.11.

1.3 “Adjusted Closing Statement” shall have the meaning set forth in Section 10.1(a).

1.4 “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person.

1.5 “agreement” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment or binding arrangement, whether express or implied, whether written or oral.

1.6 “Annual Calculation” shall have the meaning set forth in Section 2.5.3(g).

1.7 “Assumed Liabilities” shall have the meaning set forth in Section 2.3(d).

1.8 “Balance Sheet Date” shall have the meaning set forth in Section 3.6(b).

1.9 “Base Financial Statements” shall have the meaning set forth in Section 3.6(b).

1.10 “Base Year Gross Margin” shall have the meaning set forth in Section 2.5.3(a).

1.11 “Base year Gross Profit” shall have the meaning set forth in Section 2.5.3(a).

1.12 “Benefit Plans” shall have the meaning set forth in Section 3.18.

1.13 “Books and Records” shall have the meaning set forth in Section 2.1(o).

1.14 “Broker” shall have the meaning set forth in Section 3.21.

1.15 “Business” shall have the meaning set forth in the Recitals.

1.16 “Buyer” shall have the meaning set forth in the Recitals.

1.17 “Buyer Claim Amount” shall have the meaning set forth in Section 7.3.

1.18 “Buyer Claim Establishment Date” shall have the meaning set forth in Section 7.3.

1.19 “Buyer Group” shall have the meaning set forth in Section 7.1.

1.20 “Buyer Third Party Action” shall have the meaning set forth in Section 7.5.

1.21 “Cash Purchase Price” shall mean the payment set forth in Section 2.5.1.

1.22 “Closing” shall have the meaning set forth in Section 2.8.

1.23 “Closing Date” shall have the meaning set forth in Section 2.8.

1.24 “Closing Statement” shall have the meaning set forth in Section 8.12.

1.25 “Contingent Purchase Price” shall mean the contingent payments set forth in Section 2.5.3.

1.26 “control” (including with correlative meaning, controlled by and under common control with) shall mean, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.27 “Credit Card Portfolio Assets” means all of Sellers’ right, title and interest as of the Closing in and to: (A) all of its credit card accounts; (B) all of its credit card Receivables; (C) all of its outstanding credit cards; and (D) all credit card account related information that Seller possesses.

1.28 “Due Diligence Review” shall have the meaning set forth in Section 5.1.

1.29 “Employment Agreement” or “Employment Agreements” shall have the meaning set forth in Section 8.4.

1.30 “End Date” shall have the meaning set forth in Section 11.13(c).

1.31 “Equipment” shall have the meaning set forth in Section 2.1(b).

1.32 “ERISA” shall have the meaning set forth in Section 3.18.

1.33 “Excluded Assets” shall have the meaning set forth in Section 2.2.

1.34 “Excluded Obligations” shall have the meaning set forth in Section 7.15.

1.35 “Existing Stores” shall mean the 22 existing Rochester Clothing stores at the locations and as listed on Schedule 1.35 hereto.

1.36 “Final Annual Calculation” shall have the meaning set forth in Section 2.5.3(g).

1.37 “Final Statement” shall have the meaning set forth in Section 10.1(b).

1.38 “GAAP” shall mean United States generally accepted accounting principles.

1.39 “Governmental Agency” shall mean any federal, state, county, local or foreign governmental or regulatory body.

1.40 “Intellectual Property” shall mean Seller’s:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof, including, without limitation, all of its right, title and interest in and to the Tradenames;

(c) copyrights and registrations and applications for registration thereof;

(d) computer software, data and documentation;

(e) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(f) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(g) copies and tangible embodiments thereof.

1.41 “Inventory” shall have the meaning set forth in Section 2.1(f).

1.42 “Law” shall mean any federal, state, county, local and foreign law, ordinance, regulation, order, judgment, injunction, award or decree.

1.43 “Leased Real Estate” shall have the meaning set forth in Section 2.1(a).

1.44 “Leasehold Interests” shall have the meaning set forth in Section 2.1(a).

1.45 “Leases” shall mean those certain leases of real property described on Schedule 1.45 by and between Seller, as tenant, and the landlords noted thereon, relating to Seller’s corporate offices located in San Francisco and Alpharetta, Georgia and the Existing Stores, and “Lease” shall mean any one of the Leases.

1.46 “Lessor Consents” shall have the meaning set forth in Section 2.6.3.

1.47 “Liens” shall mean any lien, charge, mortgage, pledge, security interest, assignment, preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary.

1.48 “Merchandising and Administrative Services Agreement” shall mean an agreement in the form separately initialed by the parties simultaneously herewith pursuant to which Buyer may provide services to one or more of the Existing Stores pursuant the terms of Section 2.6 hereof.

1.49 “Material Adverse Change” shall have the meaning set forth in Section 3.7.

1.50 “Material Adverse Effect” shall mean an effect, whether or not covered by insurance, that is or will be materially adverse to the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of Seller.

1.51 “Material Agreements” shall have the meaning set forth in Section 3.13.

1.52 “Permit” shall mean any license, permit, order and approval of any federal, state, county, local or foreign governmental or regulatory body relating to or used or useful in connection with the Business.

1.53 “Permitted Liens” shall have the meaning set forth in Section 3.5.

1.54 “Person” shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, public body or government or other entity.

1.55 “Principal Shareholders” shall have the meaning set forth in the Recitals.

1.56 “Purchase Agreement” shall have the meaning set forth in the Recitals.

1.57 “Purchase Orders” shall have the meaning set forth in Section 2.1(g).

1.58 “Purchase Price” shall have the meaning set forth in Section 2.5.

1.59 “Purchased Assets” shall have the meaning set forth in Section 2.1.

1.60 “Real Estate Agreements” shall have the meaning set forth in Section 2.1(i).

1.61 “Receivables” shall have the meaning set forth in Section 2.1(e).

1.62 “Related Agreements” means the Employment Agreements and any other agreements contemplated by this Purchase Agreement to be signed at or before the Closing.

1.63 “Repaid Indebtedness” shall have the meaning set forth in Section 2.5.2.

1.64 “Tangible Assets” shall mean the Purchased Assets consisting of tangible assets.

1.65 “Tax” or “Taxes” shall mean all federal, state, county, local, foreign and other taxes, including income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, unemployment taxes, property taxes and import duties, whether or not measured in whole or in part by net income and including deficiencies or other additions to tax, interest and penalties with respect thereto.

1.66 “Seller” shall have the meaning set forth in the Recitals.

1.67 “Seller Claim Amount” shall have the meaning set forth in Section 7.11.

1.68 “Seller Group” shall have the meaning set forth in Section 7.8.

1.69 “Seller Third Party Action” shall have the meaning set forth in Section 7.14.

1.70 “Seller Working Capital” shall mean that portion of the Purchased Assets comprised of the sum of cash, accounts receivable (net of allowance for doubtful and/or uncollectible accounts), Inventory (net of reserves), pre-paid expenses and other current assets of Seller, minus the sum of accounts payable, accrued expenses and other current liabilities, in each case as determined in accordance with GAAP as applied on an accrual basis, and using methodologies consistent with those used to prepare Buyer’s audited financial statements provided, however, that the Repaid Indebtedness and shareholder distributions to cover federal and state income Taxes with respect to the corporate taxable income of Seller prior to Closing shall be excluded from the calculation of Seller Working Capital.

1.71 “Special Closing Conditions” shall have the meaning set forth in Section 2.6.4.

1.72 “Special Closing Notice” shall have the meaning set forth in Section 2.6.4.

1.73 “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

1.74 “Tradenames” shall have the meaning set forth in the Recitals.

1.75 “Unaudited Balance Sheet” means the balance sheet of the Seller as of June 30, 2004 included within the Unaudited Financial Statements.

1.76 “Unaudited Financial Statements” means the unaudited financial statements of the Seller as of June 30, 2004, a copy of which will be deemed annexed hereto as Schedule 1.76 once the same have been delivered to the Buyer pursuant to the terms of Section 3.6.

1.77 “Warranties” shall have the meaning set forth in Section 2.1(c).

1.78 “Working Capital Shortfall” shall have the meaning set forth in Section 10.1(c).

1.79 “2006 Gross Margin” shall have the meaning set forth in Section 2.5.3(b).

1.80 “2006 Gross Profit” shall have the meaning set forth in Section 2.5.3(b).

1.81 “2007 Gross Margin” shall have the meaning set forth in Section 2.5.3(c).

1.82 “2007 Gross Profit” shall have the meaning set forth in Section 2.5.3(c).

1.83 “2008 Gross Margin” shall have the meaning set forth in Section 2.5.3(d).

1.84 “2008 Gross Profit” shall have the meaning set forth in Section 2.5.3(d).

ARTICLE 2 - PURCHASE AND SALE OF ASSETS.

2.1 PURCHASE AND SALE. Upon and subject to the terms and conditions hereof, at the Closing, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all of the tangible and intangible assets of Seller of any kind or nature other than the Excluded Assets (the “Purchased Assets”), in each case free and clear of all Liens whatsoever, including, without limitation:

(a) The leasehold and subleasehold interests of the Seller in all real property listed on Schedule 2.1(a) hereto (collectively, “Leased Real Estate”), together with all interests of Seller in the buildings, structures, installations, fixtures, trade fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests, and appurtenances of Seller therein or thereunto pertaining (collectively with the Leased Real Estate, the “Leasehold Interests”).

(b) The machinery, equipment, furniture, tools, computer hardware and network infrastructure and spare parts and other tangible assets of the Seller as of the Closing exclusive of Inventory and the motor vehicles owned by Seller (collectively, “Equipment”).

(c) All warranties or guarantees by any manufacturer, supplier or other vendor to the extent solely related to any of the Purchased Assets (“Warranties”).

(d) The Credit Card Portfolio Assets.

(e) All unpaid accounts, notes and other miscellaneous receivables in favor of Seller with respect to the Business (including the credit card receivables), together with all collateral security therefor (“Receivables”).

(f) The inventory of goods and materials, packaging materials and supplies of the Seller as of the Closing wherever located (collectively, the “Inventory”).

(g) All purchase orders issued by the Company in the ordinary course (“Purchase Orders”).

(h) All contracts, guarantees, leases, licenses (including those relating to concessions or licensed departments), commitments and other agreements related to the Business (exclusive of Real Estate Agreements), including, without limitation, the Material Agreements.

(i) All reciprocal easement and operating agreements, agreements supplemental thereto, easements, Seller’s interests as landlord and/or tenant under the Leases and any purchase and lease termination options, rights of first refusal or first offer, subordination, non-disturbance and attornment agreements, and other agreements that run with the land (collectively, “Real Estate Agreements”).

(j) The Intellectual Property and all goodwill associated therewith.

(k) The franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies of the Seller.

(l) All existing written or computer stored information regarding customers of the Business.

(m) All material sales records, accounting records, purchase records, supplier lists, advertising and promotional materials, production records and other records; real estate and engineering data, blueprints and other property records; the material records regarding the Occupational Safety and Health Act and other governmental examinations and clearances related to the Business; personnel, benefits and payroll records, to the extent permitted by law; and all other material books and records primarily related to the Business, (collectively, “Books and Records”); provided that Seller shall maintain custody of the Books and Records and shall provide Buyer with access thereto for any legitimate business purpose.

(n) All cash and cash equivalents of the Seller including cash in transit and “Register cash” in an amount as is necessary to open the stores of the Business on the day after the Closing Date, determined by reference to the historical practices of the Business.

(o) All rights of Seller under any refunds, deposits (other than customer deposits), security deposits, claims, causes of action, rights of set off and rights of recoupment, in each case to the extent not included on the Unaudited Balance Sheet as an asset.

(p) The computer software (including intellectual property rights related thereto) listed on Schedule 2.1(p) hereto, and all telephone numbers, domain names and URL addresses related to the Business or the Purchased Assets, including those listed on Schedule 2.1(p).

(q) All prepaid expenses and goodwill.

(r) All other assets (other than Excluded Assets) of the nature of the assets reflected on the Unaudited Balance Sheet.

Seller agrees that it will, forthwith after receipt, transfer and deliver to Buyer any cash or property that Seller may receive in respect of any of the Purchased Assets and any mail or other documents received by Seller relating to any of the Purchased Assets transferred to Buyer hereunder, such property, mail and documents to be delivered in the form and condition in which received, except for the opening of any envelope or package, and the endorsement of any instrument for collection, if required.

2.2 EXCLUDED ASSETS. The assets excluded from the Purchased Assets and not being sold, assigned or otherwise transferred to Buyer are those listed on Schedule 2.2 (collectively, the “Excluded Assets”).

2.3 ASSUMPTION OF LIABILITIES. From and after the Closing Date, Buyer shall assume and perform the following:

(a) All accounts payable, accrued expenses and other obligations for which the Seller is responsible as of the Closing Date, to the extent the same were incurred in the ordinary course of the Seller’s Business prior to the Closing Date;

(b) Seller’s actual future lease costs for its closed Denver, Colorado store and deferred lease costs in connection therewith to the extent of the accrual for same on the books of the Seller as of the Closing Date; and

(c) Seller’s obligations that accrue on or after the Closing Date under the Material Agreements and the Real Estate Agreements (whether or not the Lessor has consented to the assignment thereof to Buyer).

(d) Except for the liabilities described in Sections 2.3(a), (b) and (c) (the “Assumed Liabilities”), Buyer assumes no obligations or liabilities of Seller in connection with the transactions contemplated by this Purchase Agreement. Without limiting the generality of the foregoing, Seller shall be solely responsible for payment promptly when due of all amounts at any time owing by Seller with respect to the Business of Seller, both before and after the Closing, whether accrued or contingent, known or unknown, other than the Assumed Liabilities, including, without limitation, liabilities arising out of the provision by Seller of goods or services prior to the Closing, obligations for any of Seller’s Taxes. Seller agrees that it will, forthwith after receipt, transfer and deliver to Buyer any mail or other documents received by Seller relating to any of the Assumed Liabilities transferred to Buyer hereunder, such mail and documents to be delivered in the form and condition in which received, except for the opening of any envelope or package.

2.4 INSTRUMENTS OF TRANSFER. The transfer of the Purchased Assets to be transferred to Buyer at the Closing shall be effected by bills of sale, deeds, assignments and such other instruments of transfer as shall transfer to Buyer full title to the Purchased Assets free and clear of all Liens whatsoever (except for Permitted Liens), all of which documents shall contain appropriate and customary warranties and covenants of title consistent herewith and shall be in form and substance reasonably acceptable to Buyer and its counsel.

2.5 PURCHASE PRICE. In consideration of the transfer of the Purchased Assets to Buyer hereunder, Buyer shall pay to Seller a purchase price (the “Purchase Price”) which will consist of the Cash Purchase Price, the Contingent Purchase Price and the Repaid Indebtedness.

2.5.1 CASH PURCHASE PRICE. The Cash Purchase Price will consist of $15,000,000 in cash (the “Cash Purchase Price”). At the Closing, Buyer shall deliver the Cash Purchase Price to Seller by wire transfer of immediately available funds.

2.5.2 REPAYMENT OF INDEBTEDNESS. At the Closing, in addition to the Cash Purchase Price, Buyer shall pay to Seller an amount not to exceed $3,800,000 (plus accrued interest) for application to its existing indebtedness to Comerica Bank, N.A. and an amount not to exceed $1,543,103 (plus accrued interest) for application to its existing subordinated indebtedness to Moskovitz Properties Limited Partnership, Janet Hastings and Myron Moskovitz as noted on Schedule 2.5.2 (collectively, the “Repaid Indebtedness”). Such repayments shall be made by wire transfer of immediately available funds to an account of the applicable payee designated by Seller.

2.5.3 CONTINGENT PURCHASE PRICE.

(a) Upon delivery to the Buyer of the Base Financial Statements, the parties shall calculate as a dollar amount the difference between the gross revenues and the cost of goods sold of the Seller for its fiscal year ending June 30, 2004 (the “Base Year Gross Profit”) and the percentage of total revenues of the Seller for such fiscal year represented by the Base Year Gross Profit (the “Base Year Gross Margin”).

(b) Within 90 days after January 31, 2006, the Buyer shall calculate the difference between the gross revenues and the cost of goods sold of the Buyer’s Rochester Clothing Division for its 2006 fiscal year (the “2006 Gross Profit”) and the percentage of total revenues of the Buyer’s Rochester Clothing Division for such fiscal year represented by the 2006 Gross Profit (the “2006 Gross Margin”). Seller shall be entitled to an earn-out payment in an amount equal to 60% of the amount by which the 2006 Gross Profit exceeds the Base Year Gross Profit up to a maximum earn-out payment of $1,333,333 with respect to such period; provided, however, that no earn-out payment shall be due in the event that the 2006 Gross Margin is less than the difference between (i) the Base Year Gross Margin less (ii) 2.0%.

(c) Within 90 days after January 31, 2007, the Buyer shall calculate the difference between the gross revenues and the cost of goods sold of the Buyer’s Rochester Clothing Division for its 2007 fiscal year (the “2007 Gross Profit”) and the percentage of total revenues of the Buyer’s Rochester Clothing Division for such fiscal year represented by the 2007 Gross Profit (the “2007 Gross Margin”). Seller shall be entitled to an earn-out payment in an amount equal to 60% of the amount by which the sum of the 2006 Gross Profit and the 2007 Gross Profit exceeds the sum of (A)(i) the Base Year Gross Profit, times (ii) two (2), plus (B)

$1,500,000, which 2007 contingent payment is being reduced by the amount of any earn-out payment made with respect to the 2006 fiscal year and up to a maximum earn-out payment of $2,666,667 for the 2006 and 2007 fiscal years; provided, however, that no earn-out payment shall be due with respect to the 2007 fiscal year in the event that the average of the 2006 Gross Margin and the 2007 Gross Margin is less than the difference between (i) the Base Year Gross Margin less (ii) 2.0%.

(d) Within 90 days after January 31, 2008, the Buyer shall calculate the difference between the gross revenues and the cost of goods sold of the Buyer’s Rochester Clothing Division for its 2008 fiscal year (the “2008 Gross Profit”) and the percentage of total revenues of the Buyer’s Rochester Clothing Division for such fiscal year represented by the 2008 Gross Profit (the “2008 Gross Margin”). Seller shall be entitled to an earn-out payment in an amount equal to 60% of the amount by which the sum of the 2006 Gross Profit, the 2007 Gross Profit and the 2008 Gross profit exceeds the sum of (A)(i) the Base Year Gross Profit, times (ii) three (3), plus (B) $3,000,000, which 2008 contingent payment is being reduced by the total amount of any earn-out payments made with respect to the 2006 fiscal year and the 2007 fiscal year and up to a maximum earn-out payment of $4,000,000 for the 2006, 2007 and 2008 fiscal years; provided, however, that no earn-out payment shall be due with respect to the 2008 fiscal year in the event that the average of the 2006 Gross Margin, the 2007 Gross Margin and the 2008 Gross Margin is less than the difference between (i) the Base Year Gross Margin less (ii) 2.0%.

(e) In making the foregoing calculations, the following principles shall apply: (i) cost of goods sold shall be calculated to include as an expense any license fee or royalty cost attributable to the George Foreman clothing line; and (ii) gross margin shall otherwise be calculated in accordance with GAAP consistent with the principles utilized by Seller prior to Closing.

(f) In the event that for any reason one or more of the Existing Stores is not transferred to Buyer at Closing, and Buyer nevertheless determines in its sole discretion, to go forward with the Closing, and the transfer of such Existing Store(s) is not secured on or before the commencement of the Buyer’s fiscal year commencing February 1, 2005, the parties shall reduce the Base Year Gross Margin and Base Year Gross Profit by the amounts attributable to such Existing Stores and the revenues and cost of goods sold attributable to such Existing Stores shall not thereafter be utilized in calculating Buyer’s gross margin or gross profit regardless of whether such Existing Stores are ever transferred to the Buyer.

(g) Within 30 days after the end of each month during each fiscal year referenced above, Buyer shall deliver to Seller its calculation of gross profit and gross margin for such month and year-to-date and within ninety days after the end of each such fiscal year its detailed calculation thereof for such fiscal year (an “Annual Calculation”), which reflects gross sales, returns and allowances, net sales, the method of determining cost of goods sold, including beginning and ending inventory balances, purchases and discounts and, as to George Foreman merchandise, a detailed computation of any royalties, and will provide Seller with access to and the opportunity to make copies of all books and supporting records (including privileged federal and state sales and income tax returns) on which such calculation was based within 15 days after Seller’s request. Within 30 days after Seller’s receipt of an Annual Calculation, Seller shall notify Buyer whether it accepts or disputes the accuracy thereof. If Seller accepts such Annual

Calculation or fails to notify Buyer of any dispute with respect thereto within the 30 day period, such Annual Calculation shall be deemed to be final, conclusive and binding on Seller and Buyer for the applicable period (a “Final Annual Calculation”). If Seller disputes the accuracy of any Annual Calculation, Seller shall in such notice set forth in reasonable detail those items that Seller believes are not fairly presented and the reasons for its opinion. The parties shall then meet and in good faith use their best efforts to try to resolve their disagreements over the disputed items. If the parties resolve their disagreements over the disputed items in accordance with the foregoing procedure, the Buyer’s Annual Calculation, with those modifications to which the parties shall have agreed, shall be deemed to be the Final Annual Calculation. If the parties have not resolved their disagreements over the disputed items on any Annual Calculation within 15 days after Seller’s notice of dispute, the parties, including any assignee of Buyer, shall irrevocably and forthwith submit such dispute to arbitration for all purposes according to the Commercial Rules of the American Arbitration Association for final determination, which arbitration shall be conducted by a partner associated with an independent accounting firm located in San Francisco, California (“Accounting Arbitrator”) mutually agreed to by Seller and Buyer or selected as hereinafter provided, which arbitrator shall make a binding determination of those disputed items in accordance with this Purchase Agreement as between Seller and Buyer and Buyer’s assignee. Such arbitration shall be conducted in San Francisco, California. In the event that the parties fail to agree upon the Accounting Arbitrator, either party may petition the American Arbitration Association in San Francisco, California to select the Accounting Arbitrator. The Accounting Arbitrator will have 30 days from the date of referral (or such additional time as the Accounting Arbitrator may require or to allow the parties to conduct discovery, which discovery the parties expressly agree is provided for in such arbitration proceedings) to render a decision with respect to the disputed items concerning any Annual Calculation, which decision shall be final and binding upon Seller, Buyer and any assignee of Buyer (each of whom irrevocably agrees to be bound by such arbitration) on a joint and several basis. Judgment on any such award or decision may be entered in and enforced by any court of competent jurisdiction. The Annual Calculation, with any modifications determined by the Accounting Arbitrator, shall be deemed to be the Final Annual Calculation. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section 2.5.3 shall be borne 50% by Seller and 50% by Buyer. If any Final Annual Calculation indicates that Seller is due any payment of any Contingent Purchase Price, then Buyer shall deliver such Contingent Purchase Price to Seller in cash not later than ten (10) business days after the date of completion of the Final Annual Calculation, together with interest on the unpaid amount at the prime rate of Bank of America from time to time in effect. No change to the Buyer’s fiscal year will negatively impact Seller’s rights hereunder.

(h) During the fiscal periods for which the Seller may be entitled to an earn-out pursuant to the foregoing, Buyer will use commercially reasonable efforts in good faith to maximize the gross margin, gross profit and net income attributable to its Rochester Clothing Division. Catalog management and personnel decisions are to be made during the period prior to January 31, 2008 with the mutual consent of Buyer and Seller.

(i) The Rochester Clothing Division includes all Existing Stores, locations under Real Estate Agreements as to which a Merchandising and Administrative Services Agreement is in effect (whether or not the Lessor has consented to the assignment thereof to Buyer), catalogue and internet sales and all of the new locations operated under the Tradenames Buyer shall open prior to January 31, 2008.

2.6 CONSENT OF THIRD PARTIES.

2.6.1 OBTAINING CONSENTS. Immediately upon the execution hereof, Seller shall use all reasonable efforts to obtain all consents and approvals required to be obtained from any third party in connection with the transactions contemplated hereby without condition or if with conditions such conditions being satisfactory to Buyer and such other waiver, approval, consent or amendment Buyer may require and without any adverse economic impact or burden to which Buyer in its discretion may object from that previously experienced by Seller (collectively, “Consents”). Buyer shall use all reasonable effort to cooperate with Seller in such endeavor. This Purchase Agreement does not constitute an agreement to assign or transfer any governmental approval, instrument, contract, Lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer or Seller thereunder.

2.6.2 ALTERNATIVE ARRANGEMENTS. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of Seller, as the case may be, in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller, as the case may be, as agent, if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. In furtherance of the foregoing, Buyer and Seller agree, at the request of Buyer in its sole discretion, to enter into a Merchandising and Administrative Services Agreement with respect to any Existing Store for which such consent is not obtained at or prior to the Closing.

2.6.3 EXTENSIONS OF CLOSING DATE. In the event that, on or prior to the original Closing Date, one or more Consents of Lessors under the Leases (the “Lessor Consents”) has not been obtained, either Seller or Buyer shall have the unilateral right, by notice to the other, to extend the Closing Date to November 30, 2004 whereupon November 30, 2004 shall be deemed to have been substituted for October 31, 2004 in Section 2.8 of this Purchase Agreement. In the event that, on or prior to the such extended Closing Date, one or more of the Lessor Consents has not been obtained, either Seller or Buyer shall have the unilateral right, by notice to the other, to extend the Closing Date to December 31, 2004 whereupon December 31, 2004 shall be deemed to have been substituted for November 30, 2004 in Section 2.8 of this Purchase Agreement.

2.6.4 SPECIAL CLOSING NOTICE. In the event that neither party has elected to extend the Closing Date or the Closing Date has been extended and no further extensions are available, either party may elect to terminate this Purchase Agreement on the

Closing Date pursuant to Section 11.13(c) thereof unless on or prior to the Closing Date (as the same may be extended pursuant to the terms hereof) Buyer has notified Seller that it wishes to proceed with the Closing under the terms of the “Special Closing Conditions” set forth below (the “Special Closing Notice”). Buyer may elect to give such notice at any time and in the event that Buyer has given such notice no further extensions of the Closing Date shall be available for either party.

2.6.5 SPECIAL CLOSING CONDITIONS. In the event that the Buyer timely gives the Seller the Special Closing Notice, the Closing shall proceed on the then current Closing Date notwithstanding the fact that not all of the Lessor Consents have been obtained subject to the following conditions:

(a) Buyer shall notify Seller in the Special Closing Notice of any Lease that Buyer wishes to be assigned to Buyer at the Closing notwithstanding that no Lessor Consent has been obtained. Each such Lease shall be assigned to Buyer at the Closing as a part of the Purchased Assets and Buyer shall assume all of Seller’s obligations under any such Lease and defend at its cost and indemnify Seller pursuant to the terms of Sections 7.8 hereof for all liabilities under any such Lease, including, without limitation, claims that any such Lease has been assigned to Buyer in violation of the terms thereof (except for claims as to which Seller is required to indemnify Buyer pursuant to the terms of Section 7.1 hereof with respect to a violation of a representation or warranty hereunder).

(b) At Buyer’s election (given in the Special Closing Notice), Buyer may choose to delay the assignment of any such Lease until such time as a Lessor Consent with respect thereto is obtained and instead Buyer and Seller shall enter into a Merchandising and Administrative Services Agreement with respect to each Existing Store operated under any such Lease. If Buyer so elects, the Closing shall proceed, the parties shall continue to use their respective commercially reasonable best efforts to obtain any such Lessor Consent and the Buyer shall defend at its cost and indemnify Seller pursuant to the terms of Sections 7.8 of the Purchase Agreement for all liabilities under any such Lease, including, without limitation, claims that any such Lease has been assigned to Buyer in violation of the terms thereof (except for claims as to which Seller is required to indemnify Buyer pursuant to the terms of Section 7.1 of the Purchase Agreement with respect to a violation of a representation or warranty under the Purchase Agreement).

(c) If Buyer delivers a Special Closing Notice, Buyer shall either accept the assignment of each Lease pursuant to the foregoing or enter into a Merchandising and Administrative Services Agreement with respect thereto.

(d) The terms of Seller’s non-competition obligations and non-disclosure and other obligations under Section 5.5, 5.6, 5.9 and 5.10 hereof and the terms of the employee’s non-competition obligations under each of the Employment Agreements shall be deemed not to apply with respect to the operations of any Existing Store that Buyer is managing pursuant to a Merchandising and Administrative Services Agreement provided that Seller is in compliance with the terms of such Merchandising and Administrative Services Agreement.

2.7 UNACCRUED PENSION LIABILITY. Seller has made Buyer aware of its liability for a multi-employer defined benefit pension plan previously maintained for its tailors in San Francisco. Seller has agreed to use all commercially reasonable efforts to negotiate a final settlement and payment of such liability at or prior to the Closing for an amount of not greater than $489,000. Buyer has agreed to reimburse Seller for the cost of such settlement in an amount not to exceed the lesser of 50% of the amount required to settle such claim or $150,000 in the event that such liability can be finally settled on or prior to the Closing Date. For the avoidance of doubt, such liability shall in no event be considered an Assumed Liability.

2.8 CLOSING. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall be held at 10:00 A.M. at the offices of Greenberg Traurig, LLP in Palo Alto, California on October 31, 2004 or on such other date as the parties hereto may mutually agree upon in writing or as the same may be extended pursuant to the terms hereof (the “Closing Date”).

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date of this Purchase Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date) and will be true and correct as of the Closing as though made as of the Closing.

The officers of the Seller executing this Purchase Agreement or any certificate delivered in connection herewith shall not have personal liability for fraud or the accuracy of such representations except for intentional misrepresentation with respect to matters of which such officer had knowledge at the time of executing this Purchase Agreement or any certificate delivered in connection herewith.

3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of California. Seller is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction listed in Schedule 3.1, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification except where any failure to so qualify will not have a Material Adverse effect. Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Seller has furnished to Buyer complete and accurate copies of its Articles of Incorporation and by-laws. Seller is not in default under or in violation of any provision of its Articles of Incorporation or by-laws.

3.2 CAPITALIZATION. Schedule 3.2 sets forth a complete and accurate list, as of the date of this Purchase Agreement, of (i) all shareholders of Seller, indicating the number and class or series of shares of capital stock of Seller held by each shareholder and (for shares other than common stock) the number of shares of common stock (if any) into which such shares are convertible, (ii) all outstanding options, warrants or other instruments giving any party the right to acquire any of capital stock of Seller, indicating (A) the holder thereof, (B) the number and class or series of capital stock of Seller subject thereto and (for shares other than common stock) the number of shares of common stock (if any) into which such shares are convertible, and (C) the exercise price, date of grant, vesting schedule and expiration date for each such option, warrant or other instrument. There are no outstanding agreements or commitments to which Seller is a party or which are binding upon Seller providing for the redemption of any of its capital stock.

3.3 SUBSIDIARIES AND OTHER AFFILIATES. Seller has no Subsidiaries.

3.4 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT; BINDING EFFECT. Seller has full right, power and authority to enter into this Purchase Agreement and the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The board of directors and the shareholders of the Seller have approved the Seller’s execution and delivery of this Purchase Agreement and the transactions contemplated hereby. No other approval by any class or series of stock or by any other person is required to approve the Seller’s execution and delivery of this Purchase Agreement and the transactions contemplated hereby. The execution and delivery of this Purchase Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Seller. This Purchase Agreement and such Related Agreements have been duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are the legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms.

3.5 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. Except as set forth of Schedule 3.5, Seller has the full right to sell, transfer, and assign all of the Purchased Assets to Buyer, and has good title thereto, free and clear of all Liens whatsoever, other than current period property taxes and materialmen’s and repairmen’s Liens arising in the ordinary course of Seller’s business (collectively, such tax Liens and materialmen’s and repairmen’s Liens being referred to as “Permitted Liens”). Following the Closing, Buyer will be the lawful owner of, and have good title to, the Purchased Assets except as to any Existing Stores as to which a consent to assignment has not been received, free and clear of any Liens whatsoever other than Permitted Liens. The Purchased Assets include all of the assets and properties necessary for Buyer to conduct the Business, substantially as Seller has conducted its business in the past. None of the Purchased Assets is in the possession, custody or control of any Person other than Seller.

3.6 FINANCIAL STATEMENTS.

(a) Seller has delivered to Buyer an audited balance sheet and related statements of income and cash flow as at the end of and for its fiscal years ended June 30, 2002 and 2003, that have been audited by Seller’s independent public accountants.

(b) Seller will deliver to Buyer on or before September 30, 2004 an unaudited balance sheet and related unaudited statements of income and cash flow reviewed by Stonefield Josephson, Inc. (the “Base Financial Statements”) as at the end of and for the twelve-month period ended June 30, 2004 (“Balance Sheet Date”).

(c) To the knowledge of Seller, all of the foregoing Financial Statements have been (or will be in the case of the Base Financial Statements) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Seller.

(d) All accounting ledgers and other books and records of Seller are and will continue to be located at the offices of Seller in San Francisco, California, and present fairly the transactions they purport to represent. There has been no transaction with respect to the business of Seller which is not fully described in such ledgers, books and records.

3.7 NO MATERIAL ADVERSE CHANGE. Since the Balance Sheet Date, and except as noted on Schedule 3.7 hereto, there has not been any event that has had a Material Adverse Effect (a “Material Adverse Change”), and Seller does not know of any Material Adverse Change that is threatened or reasonably likely to occur.

3.8 TAX MATTERS. Except as set forth on Schedule 3.8 hereto, to the knowledge of Seller, within the times and in the manner prescribed by law, (a) all Tax returns that were or are required to be filed by Seller have been filed, and all such filed Tax returns were true, correct and complete; (b) all Taxes that have become due or assessed from or against Seller have been timely paid in full; (c) no Tax liens have been filed and no claims are being asserted or, to the knowledge of Seller, have been threatened with respect to any of such Taxes; (d) no federal, state, local or foreign audits are presently pending with regard to any Taxes or Tax returns of Seller; (e) Seller has not executed any waiver of the statute of limitations on or extending the period for the assessment of collection of any Tax; and (f) Seller has withheld and collected all amounts which it has been required by law to withhold or collect as of the Closing Date.

3.9 COMPLIANCE WITH LAWS.

3.9.1 GENERAL MATTERS. Except as set forth on Schedule 3.9.1 hereto, to the knowledge of Seller, Seller has complied with all Laws applicable to it or the Business and with respect to which the failure to comply would or could have a Material Adverse Effect. Seller has not made any illegal payment to officials or employees of any Governmental Agency or to any other Person. Except as set forth on Schedule 3.9.1 hereto, to the knowledge of Seller, Seller has all Permits and has made all required registrations, notices and filings with any Governmental Agencies that are material to, or necessary for, the lawful conduct of its Business. To the knowledge of Seller, all Permits of Seller are set forth on Schedule 3.9.1 hereto and are in full force and effect, no violations to the business of Seller have been recorded with respect to any Permit, and no proceeding is pending or, to the knowledge of Seller, threatened for the revocation or limitation of any Permit. Seller has no knowledge of any notice by any Governmental Agency, written or oral, asserting any noncompliance with any Permit.

3.9.2 ENVIRONMENTAL MATTERS. To the Seller’s knowledge, Seller has duly complied with all Laws relating to the protection of the environment and with respect to which the failure to comply would or could have a Material Adverse Effect. There are no past or present actions or activities by Seller, or, to the knowledge of Seller, any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any hazardous substances, that is reasonably likely to form the basis of a claim against Seller or against any Person whose liability for any such claim Seller has or may have retained either contractually or by operation of law and no such claim is pending or, to the knowledge of Seller, threatened.

3.10 EXECUTION AND PERFORMANCE OF AGREEMENT. Except as set forth on Schedule 3.10 hereto:

3.10.1 NO CONFLICT. Except as set forth on Schedule 3.10.1, the execution, delivery and performance of this Purchase Agreement and the Related Agreements and the consummation of the transactions contemplated hereby do not, and will not, violate, conflict with or otherwise result in the material breach or violation of any of the terms and conditions of, result in the creation of (or require Seller to create) any Lien on any of the Purchased Assets, or result in a modification of the effect of or constitute (or with notice, lapse of time or both constitute) a default under (a) the articles of incorporation or bylaws of Seller, (b) any material Real Estate Agreement, any Material Agreement or any instrument, contract or other agreement to which Seller is a party or by or to which it or he or any of its or his assets or properties (including the Purchased Assets) is bound or subject, or (c) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or Governmental Agency known to be against or binding upon, or applicable to, Seller or upon its assets or properties (including the Purchased Assets). Except as set forth on Schedule 3.10.1, no approval or consent of any Person is needed in order to transfer any of the Purchased Assets, including any Real Estate Agreement or Material Agreement, to Buyer at the Closing or to give Buyer the full benefit of the Purchased Assets after the Closing.

3.10.2 REQUIRED FILINGS AND CONSENTS. Seller is not required to submit any notice, report or other filing with any Governmental Agency in connection with the execution, delivery and performance of this Purchase Agreement or the Related Agreements and the consummation of the transactions contemplated hereby and thereby, except for notices, reports or other filings for which failure to submit would not or could not reasonably be expected to impair the value to Buyer of the Purchased Assets. Except as noted on Schedule 3.10.2, no waiver, consent, approval or authorization of (a) any Governmental Agency or (b) any party to any agreement to which Seller is a party or by which Seller or any of its assets or properties (including the Purchased Assets) is bound or affected, is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Purchase Agreement or the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

3.11 LITIGATION. Except as noted on Schedule 3.11, Seller has not received notice of any outstanding order, judgment, injunction, award or damage of any court, Governmental Agency or arbitration tribunal against or adversely affecting Seller. Seller is not a party to or, to the knowledge of Seller, threatened with, any litigation or judicial, administrative, investigative or arbitration proceeding. Seller does not know of any dispute with any Person that is reasonably likely to give rise to any such litigation or judicial, administrative, investigative or arbitration proceeding and there is no fact, event or circumstance that is reasonably likely to give rise to any such litigation or judicial, administrative, investigative or arbitration proceeding.

3.12 EMPLOYMENT MATTERS.

3.12.1 GENERAL. Schedule 3.12 hereto sets forth (a) the names, positions and current compensation rates of all full-time and part-time employees of Seller and any consultants of Seller and (b) any agreement currently in effect to which Seller is a party with any current or former member, manager, officer, employee, consultant or agent. The Seller has not at any time had, nor to the best knowledge of Seller is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown or any other similar occurrence. Seller has complied with all applicable Laws, rules and regulations relating to the employment of labor, including those relating to wages, hours and collective bargaining. Except in the ordinary course of business, Seller has withheld any amounts required by Law or agreement to be withheld from the wages or salaries of its employees and it has paid all such amounts to the appropriate Governmental Agency, insurer or other Person in accordance with such Laws or agreements. Seller is not liable in any respect for any arrears of wages or other Taxes or penalties for failure to comply with such Laws or agreements. No controversies are pending between Seller and any of its employees, and no controversies have been threatened by any such employee.

3.12.2 CONTINUED EMPLOYMENT. Except as noted on Schedule 3.12.2, Seller does not have any knowledge of any current full-time or part-time senior management employee of Seller who will refuse to accept an offer from Buyer for employment.

3.13 AGREEMENTS. Except as set forth on Schedule 3.13 hereto (the “Material Agreements”), Seller is not a party to, and it and its assets or properties are not bound or subject to any:

(a) Agreement for the sale by Seller of its products or services under which Seller has or could have any continuing liability, or obligation to perform after the Closing, other than catalog orders, special orders, COD’s and layaways, gift certificates and alterations to be performed in the ordinary course of business;

(b) Agreement, whether a license, royalty agreement or otherwise, relating to copyrights, know-how, technology, processes, formulae, trade secrets, confidential or proprietary information or materials, royalties, distribution or agency arrangements or patents or other similar Agreements;

(c) Agreement for the sale of Seller’s assets or properties other than in the ordinary course of business;

(d) Agreement under which Seller agrees to indemnify any party or to share any Tax liability of any party other than this Purchase Agreement (other than pursuant to the Real Estate Agreements);

(e) Agreement containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or confidentiality provisions;

(f) Agreement to pay commissions, brokerage or finder’s fees;

(g) Agreement entered into by Seller with a current shareholder, current executive officer or current directors of Seller;

(h) Collective bargaining or similar agreement;

(i) Joint venture agreement or partnership agreement to which Seller is a party or is otherwise bound; or

(j) any other Agreement calling for payments or receipts in excess of $10,000 over any 12-month period, or that has a remaining term in excess of twelve months and is not terminable at will by Seller on not more than 60 days notice (in either case whether or not made in the ordinary course of business), or any other Agreement which a reasonable person would consider is material to the assets, condition (financial or otherwise), results of operations, business or prospects of Seller.

Copies of each written Agreement identified on Schedule 3.13 or any other Schedule have been delivered or made available to Buyer, and the terms of each oral Agreement set forth on Schedule 3.13 have been disclosed thereon. Each Agreement identified on Schedule 3.13 or any other Schedule is in full force and effect except as set forth on such Schedule. Seller is not in default under any Agreement set forth on Schedule 3.13, and to the knowledge of Seller no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by Seller (other than defaults that may result from the consummation of the transactions contemplated by this Purchase Agreement as to which the Buyer and Seller shall seek consent pursuant to the terms of Section 2.6). To the knowledge of Seller, (i) no Person (other than Seller) that is a party to any Agreement set forth on Schedule 3.13 or any other Schedule is in default thereunder and (ii) no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by such Person (other than defaults that may result from the consummation of the transactions contemplated by this Purchase Agreement as to which the Buyer and Seller shall seek consent pursuant to the terms of Section 2.6).

3.14 TANGIBLE ASSETS. Except for normal wear and tear, all of the Tangible Assets are in reasonable operating condition and repair, and Seller has not received any notice that it or any of the Tangible Assets is in violation of any existing Law or any building, zoning, health, safety or other ordinance, code or regulation. All of the Tangible Assets are located at Seller’s corporate offices in San Francisco, California and Alpharetta, Georgia or at the Seller’s store locations.

3.15 INTELLECTUAL PROPERTY.

(a) The Intellectual Property constitutes all intellectual property rights owned by or licensed to Seller and material or necessary to the conduct of the Business as conducted by Seller. Except for Agreements regarding confidentiality, Seller is not a party to any written or oral agreement whereby the use of any Intellectual Property is restricted, and Buyer’s use after the Closing of the Intellectual Property will not cause any violation or infringement of the rights of others.

(b) To the knowledge of Seller, the Seller is the sole owner of the Tradenames and no other party has any right to use the Tradenames for the sale of goods or the provision of services such as those sold and provided by Seller. The Intellectual Property included in the Purchased Assets includes all Intellectual Property rights in and to all material inventions, works of authorship, and know-how created, invented or authored, as the case may be, by any employee of, or consultant to, Seller in the course of such employment or consulting relationship with Seller. Any expenses associated with the transfer of the Intellectual Property shall be borne by the Buyer.

(c) Schedule 3.15(c) lists all (i) software owned or licensed by, or otherwise used in the business of, Seller other than (x) third party software applications that are generally available and have an individual acquisition cost of $5,000 or less, or (y) software applications that are used in general infrastructure and administrative functions that are generally available and have an individual acquisition cost of $5,000 or less, and (ii) identifies whether each of the foregoing items of software are owned, licensed, or otherwise used, as the case may be. Except as set forth on Schedule 3.15(c), none of the Seller-owned software incorporates, links to or otherwise depends on any freeware, open source software or publicly available libraries. In addition, no Intellectual Property that is used or incorporated into Seller-owned software creates, or purports to create, obligations or immunities with respect to any Intellectual Property, including but not limited to obligations requiring the disclosure or distribution of all or a portion of the source code for any Seller-owned Software.

(d) Schedule 3.15(d)(i) identifies each item of Intellectual Property that is owned by a party other than Seller, and the license or agreement pursuant to which Seller has acquired the right to use such Intellectual Property (excluding off the shelf software programs licensed by Seller pursuant to “shrink wrap” licenses). Schedule 3.15(d)(ii) lists each license or agreement pursuant to which Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Intellectual Property, specifying the name of the parties thereto. Each such license is in full force and effect and is enforceable in accordance with its terms. Seller is in material compliance with, and have not materially breached any term of any of such licenses and, all other parties to such licenses are in compliance with, and have not breached any term of, such licenses. Except as described in Schedule 3.15(d)(iii), Seller has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property or of any third party intellectual property right.

3.16 LIABILITIES. Except as set forth on Schedule 3.16, Seller has no liabilities or other obligations of any nature which are required by the basis of accounting set forth in Section 3.6(b) to be reflected on the balance sheets referred to in Section 3.6 and which were not reflected on such balance sheets, except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business that are not, either in any case or in the aggregate, material to Seller. Seller has no undisclosed liability that has not been so reflected for escheat laws or unclaimed property laws with respect to any of its previously conducted business including with respect to gift certificates and other similar obligations.

3.17 [Intentionally omitted]

3.18 EMPLOYEE BENEFIT PLANS. Schedule 3.18 hereto sets forth a list of all pension, profit sharing, retirement, deferred compensation, security purchase, security option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by Seller or under which Seller has any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of thirty days or less) in respect of, or which otherwise cover, any of the current or former members, managers, officers, employees or consultants of Seller, or their beneficiaries, including without limitation any such plans, programs or arrangements, whether written or oral, that Seller may have with its employees created by Seller’s custom and usage in dealing with its employees (collectively, the “Benefit Plans”). Except as set forth on Schedule 3.18, Seller has no accrued obligations or liabilities under any Benefit Plan to any of the current or former members, managers, officers, employees or consultants of Seller, or their beneficiaries and Seller has never been obligated to make any contributions to any “multiemployer plan” within the meaning of Section 3(37) (a) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Except as set forth on Schedule 3.18, Seller does not currently maintain, and has not in the past five years maintained, an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is or was intended to be a duly qualified plan and trust under Sections 401(a) and 501(a), respectively, of the Code. Seller has delivered or made available to Buyer copies of all plan texts and any other documents, descriptions or materials related thereto.

3.19 INSURANCE. Schedule 3.19 hereto sets forth (a) a list of all policies or binders of fire, liability, casualty, product liability, workmen’s compensation, health, medical, life, group, vehicular or other insurance held by or on behalf of Seller and its employees, (b) a brief description thereof specifying the insurer, the policy number or covering note number with respect to hinders, each pending claim thereunder, the aggregate amounts paid out under each such policy through the date hereof, the aggregate limit, if any, of the insurer’s liability thereunder, and the termination date thereof and (c) a list of claims and notices to the insurer (or its agent) of possible claims existing or made since 2001 through the date of the Closing and a description of the resolution or current status of any such claims or possible claims. Such policies and binders are in full force and effect, and the insurance provided by such policies and binders is reasonable in coverage and amounts for the industry in which Seller operates. Seller is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder nor has Seller received notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage listed on Schedule 3.19 will not be available in the future on substantially the same terms as now in effect. Seller has not received or given a notice of cancellation with respect to any such policy or binder. Seller has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts that might form the basis for termination of any such insurance.

3.20 POTENTIAL CONFLICTS OF INTEREST. Except as disclosed on Schedule 3.20, to the best knowledge of Seller, no shareholder of Seller or Affiliate of a shareholder of Seller (a) owns, directly or indirectly, any interest in (excepting not more than one percent stock holdings solely for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, sublessor, sublessee, client or supplier of Seller; (b) owns, directly or indirectly, in whole or in part, any copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license or trade secret or confidential information that Seller is using or the use of which is necessary for the business of Seller; (c) has any cause of action or other claim whatsoever against Seller, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Benefit Plans, and similar matters and agreements existing on the date hereof; (d) has made, on behalf of Seller, any payment to or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any member, manager or officer of Seller, or, to the knowledge of Seller, a relative of any of the foregoing, is a partner or member; or (e) owes any money to Seller.

3.21 NO BROKER. No broker, finder, agent or intermediary (a “Broker”) has acted for or on behalf of Seller in connection with this Purchase Agreement, the Related Agreements or the transactions contemplated hereby and thereby, and no Broker is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller or any action taken by Seller. Seller has no obligation to pay to any Broker any broker’s finder’s or similar fee for or in connection with the providing by Seller of its products and services to clients.

3.22 SUPPLIERS. Schedule 3.22 hereto sets forth a list of all vendors or other suppliers from or through whom Seller has purchased goods (for sale or lease) or services, each in excess of $100,000 in any of the last three calendar years, other than utilities, and summarizes all contractual arrangements for continued supply from each such firm. Except as set forth on Schedule 3.22, Seller has no currently existing open purchase orders or contracts with vendors or other suppliers of materials or services in excess of $25,000 individually or $100,000 in the aggregate.

3.23 ACCOUNTS RECEIVABLE. Schedule 3.23 hereto sets forth the aging of the Receivables of Seller. The Receivables of Seller have arisen in the ordinary course of business and are valid and expected to be paid in accordance with Seller’s normal experience and terms of trade. To the knowledge of Seller, except as set forth on Schedule 3.23, each Receivable represents the undisputed, bona fide sale and delivery of goods or services to, or as directed by, the account debtors set forth on such Schedule. Seller has good title to all of the Receivables, free and clear of all Liens and other rights and claims of other Persons, other than the Permitted Liens. To the knowledge of Seller, no Receivable other than normal course of business conditions is subject to any defense, counterclaim, set-off, discount, dispute or condition of any nature.

3.24 PAYMENTS ON MATERIAL AGREEMENTS. Except in the ordinary course of business, Seller is current on all of its obligations arising under the Material Agreements.

3.25 ASSUMED LIABILITIES. Seller has delivered to Buyer true and correct copies of all instruments and other documents which constitute or evidence, in whole or in part, any of the Assumed Liabilities. None of the Assumed Liabilities and such instruments or documents has been modified or amended, whether in writing, by custom or usage or otherwise and all of the Assumed Liabilities and such instruments and documents are in full force and effect in accordance with their respective terms.

3.26 INVESTIGATION OF TAX EFFECTS. Seller acknowledges that it and those Persons retained by them to advise them with respect to the tax effects of the transactions contemplated by this Purchase Agreement have fully and independently examined the tax effects of such transactions as they may relate to Seller and its shareholders. Seller acknowledges that Buyer has made no representation or warranty whatsoever with respect to such tax effects.

3.27 INVENTORIES. All Inventories are of good, usable and merchantable quality in all material respects and, except as set forth on Schedule 3.27, do not include obsolete or non-saleable items. Except as set forth on Schedule 3.27, (a) all Inventories are of such quality as to meet the quality control standards of Seller and any applicable governmental quality control standards, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business, and (c) all Inventories are recorded on the books of the Business at the lower of cost or market value (including valuation reserves) determined in accordance with GAAP. Reserves for Inventories are in accordance with GAAP. To Seller’s knowledge, all Inventories have been manufactured in accordance with the legal requirements of all countries having jurisdiction over the manner of manufacture thereof.

3.28 REAL ESTATE. Seller owns fee simple title to no real property. The Leases constitute all agreements pursuant to which the Seller occupies real property. Except as noted on Schedule 3.28, each Lease is in full force and effect and to Seller’s knowledge neither Seller nor any lessor or sublessor thereunder is in default of any terms thereof or will be in default thereunder or will be required to make any payment as a result of the consummation of the transactions contemplated hereby. The assignment to the Buyer of the rights of the Seller under any such Lease or the notice to any lessor or sublessor thereunder of the proposed assignment thereof will not result in any alteration of the terms of any such Lease from the terms and conditions prevailing prior to the Closing.

3.29 FULL DISCLOSURE. Neither this Purchase Agreement, the Related Agreements, nor any written statement, report or other document furnished or to be furnished by Seller pursuant to this Purchase Agreement or the Related Agreements contains, or will contain, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not false or misleading.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represent and warrant to Seller that the statements contained in this Article 4 are true and correct as of the date of this Purchase Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1 DUE INCORPORATION. Buyer is a corporation duly organized and validly existing as a corporation in good standing under the laws of State of Delaware, with corporate power to own its properties, to lease the properties purported to be leased by it and to conduct its business as now conducted. Buyer is duly qualified to transact business and is in good standing in each of the jurisdictions listed on Schedule 4.1 hereto, which are the only jurisdictions in which the character of the property owned or held under lease by Buyer or the nature of the business transacted by it requires such qualification and for which failure to qualify would or could have a material adverse effect on the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of Buyer. Buyer has made all filings with the Securities Exchange Commission as required by law which fully disclose all material information. Buyer shall provide Seller with copies of all such filings between the date hereof and thirty days after the Closing.

4.2 EXECUTION AND PERFORMANCE OF AGREEMENT.

4.2.1 AUTHORIZATION AND VALIDITY. Buyer has full right, power and authority to enter into this Purchase Agreement and the Related Agreements to which it is party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Purchase Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer. This Purchase Agreement and such Related Agreements have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their terms.

4.2.2 NO CONFLICT. The execution, delivery and performance of this Purchase Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby do not, and will not, violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in the creation of (or require Buyer to create) any Lien on any of Buyer’s assets, properties or business, or result in a modification of the effect of or constitute (or with notice, lapse of time or both constitute) a default under (a) the certificate of incorporation or the by-laws of Buyer, (b) any instrument, contract or other agreement to which Buyer is a party or by or to which its assets or properties are bound or subject, or (c) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon, or applicable to, Buyer’s properties or business.

4.2.3 REQUIRED FILINGS AND CONSENTS. Buyer is not required to submit any notice, report or other filing with any Governmental Agency, in connection with the execution, delivery and performance of this Purchase Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby except for filings that may be required under applicable federal or state securities laws. No waiver, consent, approval or authorization of (a) any Governmental Agency or (b) any party to or pursuant to any Agreement to which Buyer is a party or by which it or any of its property is bound or affected is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Purchase Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

4.3 NO BROKER. No Broker has acted for or on behalf of Buyer in connection with this Purchase Agreement, the Related Agreements or the transactions contemplated hereby and thereby, and no Broker is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer. Buyer has no obligation to pay to any Broker any broker’s finder’s or similar fee for or in connection with the providing by Buyer of its products and services to clients.

4.4 BANK FINANCING COMMITMENT. Buyer has received a written term sheet from its principal lender to provide the financing necessary for Buyer to secure sufficient funds to consummate the transactions contemplated by this Agreement and has provided Seller with a copy thereof. Buyer shall provide Seller with a comparable current bank financing term sheet within 20 calendar days after the date hereof.

ARTICLE 5 - COVENANTS OF SELLER AND THE STOCKHOLDERS.

5.1 ACCESS TO INFORMATION. Seller acknowledges that after the date hereof Buyer will be conducting a comprehensive due diligence review of the Seller, its assets, liabilities and operations, including, without limitation, a financial, legal, commercial, tax, insurance, lease and environmental review (which review shall also include the right to conduct a physical count of the Inventory) (the “Due Diligence Review”). Seller shall give Buyer and its representatives, as well as representatives of the Buyer’s lenders, access at all reasonable times to the facilities, properties, books, financial statements, records, managers, officers, employees and agents of Seller and shall permit Buyer and such representatives to confirm with suppliers the title to any Purchased Assets in such suppliers’ possession. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may be required to provide audited and unaudited historical and pro forma financial information of Seller in order to comply with federal securities laws, and Seller agrees that it will cooperate, and will cause its accountants and other representatives to cooperate, with Buyer and its representatives, at Buyer’s expense, to enable them to obtain, prepare and disclose such financial information in a timely manner.

5.2 COVENANT OF FURTHER ASSURANCES. Seller shall use its reasonable best efforts to satisfy or cause to be satisfied all the closing conditions that are set forth in Article 8 hereof, and Seller shall use its reasonable best efforts to cause the transactions contemplated hereby to be consummated. Seller shall use all reasonable best efforts to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated hereby and to obtain any consent, authorization, order or approval of, or any exemption by, and to make any registration, declaration or filing with, any Governmental Agency or other third party (including, without limitation, landlords), required to be obtained or made by any of them in connection with the taking of any action contemplated hereby. In addition, Seller and the Stockholders shall, from time to time after the Closing, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as Buyer may request to perfect the transfer and delivery to Buyer of any and all of the Purchased Assets or to transfer to or otherwise obtain for Buyer any consent, license, permit, registration or approval necessary or desirable to accomplish the purchase of the Purchased Assets or the assumption of the Assumed Liabilities or to enable Buyer fully and without restriction to carry on the Business.

5.3 PAYMENT OF TAXES. Seller or the Stockholders shall pay, promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay, any and all Taxes, fees and other charges which shall become due or shall have accrued on account of the operation and conduct of Seller’s business on or before the Closing or on account of any of the transactions contemplated by this Purchase Agreement; provided, however, that Seller and the Stockholders shall not be required to pay any such Tax, fee or charge if they are contesting the validity or amount thereof through proper proceedings, in good faith and with reasonable diligence if such contest does not, and will not, cause Buyer to be subject to any fine, penalty or other payment. Seller or the Stockholders shall file within the times and in the manner prescribed by law all Tax returns that are required to be filed with respect to Seller. Any sales tax resulting from Buyer’s purchase of the Tangible Assets from Seller hereunder shall be paid promptly when due by Buyer.

5.4 PAYMENT OF LIABILITIES. Seller shall pay and discharge promptly when due all of its liabilities and obligations, due or to become due, accrued, contingent or otherwise, other than the Assumed Liabilities, and to the extent necessary shall apply the proceeds of the sale of the Purchased Assets to such payment and discharge. At Buyer’s request, Seller shall provide to Buyer evidence of such payment and discharge, in form and substance satisfactory to Buyer.

5.5 CHANGE OF NAME. Within 10 days after the Closing, Seller, at its expense, shall submit all necessary documentation necessary to effect a change of its name to a new name bearing no resemblance to its present name, after which neither Seller nor the Stockholders shall, directly or indirectly, through any entity or otherwise, use the Tradenames, or any related or derivative names, in any business or venture other than in connection with their consulting for, and exclusively for the benefit of, Buyer.

5.6 EMPLOYEES. Seller agrees that Buyer may employ any present or former employee of Seller whom Buyer wishes to employ on and after the Closing. Seller hereby waives all contractual or other rights it may have with respect to any such employee so as to permit Buyer to employ such employee for any job Buyer shall deem appropriate and without any conflicting obligation to Seller and Seller and the Stockholders shall cooperate with and assist Buyer in its efforts to employ the employees of Seller. Seller provides no assurances that any of its employees shall accept such employment.

5.7 CONTINUED EXISTENCE OF COMPANY. Seller shall continue to maintain its existence as a corporation, including paying any Taxes, for a period of at least three years from the Closing under its new name.

5.8 CONDUCT IN THE ORDINARY COURSE. During the period from the date hereof and continuing until the earlier of the termination of this Purchase Agreement pursuant to Section 11.13 or the Closing, except as expressly provided in this Purchase Agreement or except as the Buyer may consent in writing:

(a) Seller shall: (i) conduct its business in the same manner as heretofore conducted, only in the ordinary course and in material compliance with all applicable Laws; (ii) pay its debts, Taxes and other liabilities when due and perform other material obligations when due; (iii) use commercially reasonable efforts to (A) preserve intact its present business organization, and (B) preserve its relationships with customers and other Persons with which it has significant business dealings; (iv) not incur any indebtedness for borrowed money (except customary working capital borrowings) or issue any debt securities or assume, guarantee or indorse or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans, advances or investments in any other Person; (v) not sell, pledge, dispose or encumber any of its assets (except sales of inventory in the ordinary course of business consistent with past practice); and (vi) not enter into any new Material Agreements;

(b) In furtherance of, and without limiting, the obligations set forth in subsection (a), Seller shall continue to replenish Inventory for the Business in the ordinary course of business consistent with past practice;

(c) Schedule 5.8(a) sets forth the capital expenditure budget for the Business for the year ending June 30, 2005. The Seller shall continue to make its capital expenditures in accordance with and not in excess of the amounts set forth in such budget.

(d) Seller shall not make any distribution, dividend or other payment to or for the benefit of any Stockholder or issue or become obligated to issue any equity securities except for distributions to pay Taxes due with respect to the 2004 fiscal year and estimated Taxes for the 2005 fiscal year;

(e) Seller shall not make changes in the compensation (including equity compensation) whether payable in cash or otherwise, or benefits payable or to become payable to any of their employees, except in the ordinary course of business consistent with past practice;

(f) Seller shall not voluntarily permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated unless replaced with comparable coverage; or

(g) Seller shall not change in any material respect any of the accounting methods used by it unless required or permitted by GAAP.

5.9 CONFIDENTIALITY.

(a) Seller shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning this Purchase Agreement or the transactions contemplated hereby, including, without limitation, any information concerning Seller, Buyer or their respective businesses, or any information exchanged during the negotiation of this Purchase Agreement and the transactions contemplated hereby; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Seller or any stockholder or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, or (ii) information that is required to be disclosed by Seller or any stockholder or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Agency; and provided further that Seller shall promptly shall notify Buyer of any disclosure pursuant to subsection (a) of this Section 5.9.

(b) Buyer shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning this Purchase Agreement or the transactions contemplated hereby, including, without limitation, any information concerning Seller or its businesses, or any information exchanged during the negotiation of this Purchase Agreement and the transactions contemplated hereby; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or any stockholder or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, or (ii) information that is required to be disclosed by Buyer or any stockholder or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Agency; and provided further that Buyer shall promptly shall notify Buyer of any disclosure pursuant to subsection (b) of this Section 5.9.

5.10 NON-COMPETITION AND NON-SOLICITATION.

(a) For a period of seven (7) years after the Closing Date, Seller agrees that it will not directly or indirectly:

(i) Engage in any business or enterprise (whether as owner, shareholder, member, partner, officer, director, employee, consultant, investor, lender or otherwise) that is in the retail men’s big and tall clothing business anywhere in the world; provided, however, this Section 5.10(a)(i) shall not be deemed to restrict a Stockholder from owning, without more, up to one (1%) percent of the outstanding voting power of a corporation whose common stock is listed on an established national securities exchange or national market system; or

(ii) Either alone or in association with others (A) solicit, or permit any organization directly or indirectly to solicit, any employee or consultant of Buyer to leave the employment or engagement with Buyer, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit for employment, hire or engage as an independent contractor, any person who was employed by Buyer; provided, however, that this Section 5.10(a)(ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of twelve months or longer.

(b) Seller agree that the duration and geographic scope of the non-competition provision set forth in this Section 5.10 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

5.11 EXCLUSIVITY. Seller shall immediately cease, and shall ensure that its officers, directors and shareholders immediately cease, any and all existing activities, discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any acquisition, sale, merger or similar matter (an “Acquisition Proposal”) nor solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or them making, submission or announcement of, any Acquisition Proposal.

ARTICLE 6 - COVENANTS OF BUYER.

6.1 EMPLOYEES. Buyer may, but shall not be obligated to, offer to hire as of the Closing, any Seller employees listed on Schedule 6.1 hereto on terms acceptable to Buyer in its sole discretion and will not hire any employees required to operate Existing Stores not assigned at the Closing.

6.2 COVENANT OF FURTHER ASSURANCES. Buyer shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 9 hereof, and Buyer shall use its reasonable best efforts in good faith to cause the transactions contemplated hereby to be consummated. Buyer shall use all reasonable efforts to comply promptly with all legal requirements that may be imposed on it with respect to the consummation of the transactions contemplated hereby and to obtain any consent, authorization, order or approval of, or any exemption by, and to make any registration, declaration or filing with, any Governmental Agency or other third party, required to be obtained or made by it in connection with the taking of any action contemplated hereby, including, without limitation, the Securities Exchange Commission.

ARTICLE 7 – INDEMNIFICATION.

7.1 INDEMNIFICATION OF BUYER. In addition to, and not by way of limitation of, Buyer’s rights otherwise provided in this Purchase Agreement or in any other document delivered in connection with the transactions contemplated hereby, or under applicable law, and subject to the terms and conditions of this Article 7, Seller agrees to defend, indemnify and hold harmless Buyer and its subsidiaries and each of their respective directors, officers, employees, agents and Affiliates (collectively, the “Buyer Group”) from and against any loss, liability, damage or expense suffered, incurred or paid by any member of the Buyer Group after Closing:

(a) which would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of Seller in this Purchase Agreement, the Related Agreements, or in any other instrument or document furnished to Buyer in connection with the transactions contemplated hereby had been (with respect to representations and warranties) true, complete and correct and had been (with respect to covenants and agreements) fully performed and fulfilled;

(b) as a result of any claim, action or proceeding asserted or brought against any member of the Buyer Group or any of such member’s assets (including, without limitation, the Purchased Assets) which arises, in whole or in part, out of or in connection with Seller’s conduct of its business before or after the Closing, including, without limitation, any claim, action or proceeding relating to Seller’s failure to perform under any agreement or commitment, the termination of any employee, agent, dealer or distributor or any breach of warranty (including, without limitation, any claim, action or proceeding arising at any time whatsoever in connection with the purchase or use of any Purchased Asset sold by Seller to Buyer hereunder but excluding the Assumed Liabilities);

(c) as a result of any claim, action or proceeding asserted against any member of the Buyer Group or any of such member’s assets with respect to any liability or alleged liability of Seller not specifically assumed by Buyer under this Purchase Agreement;

(d) as a result of any claim, action or proceeding asserted or brought against any member of the Buyer Group or any of such member’s assets which arises out of, or in connection with, Seller’s failure to pay, promptly and when due, any amount owing, in whole or in part, whether before or after the Closing, with respect to Seller’s business, whether due or to become due, accrued or contingent, known or unknown (other than the Assumed Liabilities)

(e) as a result of any claim, action or proceeding asserted or brought against any member of the Buyer Group or any of such member’s assets which arises out of or in connection with Seller’s failure to pay, promptly and when due, any Tax, fee or other charge which shall become due or shall have accrued (i) on account of Seller’s use, acquisition, ownership or sale of any of the Purchased Assets or (ii) on account of the transactions contemplated hereby; and

(f) for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by any member of the Buyer Group in connection with any action, proceeding, claim, assessment or judgment incident to any of the foregoing matters.

7.2 BENEFIT OF BUYER GROUP. With respect to any member of the Buyer Group other than Buyer, Seller acknowledges and agrees that Buyer is contracting on its own behalf and for such member and Buyer shall obtain and hold the rights and benefits provided for in this Article 7 in trust for and on behalf of such member.

7.3 NOTICE OF CLAIM. In seeking to collect the amount of any claim that Buyer is entitled to indemnification hereunder, Buyer shall first give Seller written notice of such claim. Such notice shall contain a brief summary of the basis for the claim. If Seller does not dispute the basis or amount of any such claim within 30 days of receiving written notice thereof, Buyer shall have the right promptly to recover indemnity as and to the extent provided herein. If Seller disagree with the basis of such claim or the amount of damages caused thereby (“Dispute”), then within 30 days of receiving written notice thereof, they shall give notice to Buyer of such disagreement (the “Dispute Notice”), specifying the reasons for such disagreement, and, in that case, Buyer shall have no right to recover indemnity hereunder until such time, if at all, as (a) an arbitrator(s) selected pursuant to Section 11.2 hereof issues a final award or decision specifying the amount of Buyer’s recovery, in which case Buyer shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 7) or (b) Buyer, on the one hand, and Seller, on the other, agree in writing to the amount of Buyer’s recovery. The date upon which either (a) or (b) occurs with respect to any claim by Buyer under this Article 7 shall hereinafter be referred to as the “Buyer Claim Establishment Date,” and any amount that Buyer is entitled to recover as indemnity hereunder shall hereinafter be referred to as the “Buyer Claim Amount.”

7.4 METHOD OF RECOVERY. Within twenty (20) calendar days after the Buyer Claim Establishment Date, Seller shall pay to Buyer a cash amount equal to the Buyer Claim Amount. In the event that Buyer is not paid the full Buyer Claim Amount within twenty (20) calendar days of the Buyer Claim Establishment Date, in addition to whatever other remedies it may have, Buyer shall be entitled until such Buyer Claim Amount is paid in full (a) to offset against amounts otherwise due Seller, including, without limitation, amounts due as part of the Contingent Purchase Price. Any payment made to Buyer by the Seller pursuant to this Article 7 shall constitute a reduction in the Purchase Price hereunder.

7.5 SETTLEMENT OF THIRD PARTY CLAIMS. Buyer agrees to notify Seller of any action by a third party which, in the opinion of Buyer, is reasonably likely to give rise to a claim for indemnification hereunder (a “Buyer Third Party Action”). Seller may, at its election and at its sole cost and expense, participate in the defense of a Buyer Third Party Action and employ counsel separate from the counsel employed by Buyer. To the extent that Seller shall acknowledge its obligations to indemnify Buyer for any Buyer Third Party Action, Seller shall have the right to conduct and control, through counsel of its own choosing, any Buyer Third Party Action, but Buyer may, at its election and at its sole cost and expense, participate in the defense of any such Buyer Third Party Action and employ counsel separate from the counsel employed by Seller, it being understood that Seller shall have acknowledged its obligation to indemnify Buyer and shall control such defense; provided, however, that if Seller shall fail to diligently defend any such Buyer Third Party Action, or is prohibited by a conflict of interest from defending such Buyer Third Party Action, then Buyer may, through counsel of its own choosing, defend such Buyer Third Party Action and settle such Buyer Third Party Action, and recover from Seller the amount of such settlement or of any judgment and the full costs and expenses of such defense. Buyer and Seller agree that they will not settle any Buyer Third Party Action without the consent of the other, which consent shall not be unreasonably withheld. Buyer further agrees that if Seller wishes to enter into a settlement with respect to a Buyer Third Party Action on terms reasonably acceptable to Buyer, Buyer will cooperate in such settlement, provided that Seller directly pays the full amount of such settlement.

7.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any knowledge or notice of any fact or circumstance which either Buyer or Seller may have as the result of such investigation or otherwise, Buyer, on the one hand, and Seller, on the other, shall each be entitled to rely upon the representations, warranties, covenants and agreements of the other in this Purchase Agreement. All representations, warranties, covenants and agreements made by any party in this Purchase Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of any other party, subject to the following:

(a) except as set forth in this Section 7.6, any claims by Buyer for indemnification for a breach of representations and warranties must be made within 18 months of Closing (except with respect to claims under Section 3.12.1 which claims must be made within six months after the Closing); and

(b) there shall be no time limit with respect to the obligations of Seller to indemnify members of the Buyer Group for claims arising out of or relating to a breach of Sections 3.4 (Authority to Execute and Perform), 3.5 (Title; Liens), 3.8 (Tax Matters), 3.18 (Benefit Plans) or 3.26 (Tax Effects).

7.7 LIMITATION OF LIABILITY. Except for any liability arising out of or relating to (i) a breach of Sections 3.4 (Authority to Execute and Perform), 3.5 (Title; Liens), 3.8 (Tax Matters), 3.18 (Benefit Plans) or 3.26 (Tax Effects), (ii) intentional or fraudulent misrepresentations or actions by Seller, or (iii) a breach of a covenant or agreement by Seller which liability shall not be limited by this Section 7.8, Buyer may not assert a claim hereunder unless and until the aggregate Buyer Claim Amount of all claims equals or exceeds $250,000 in which event Buyer may assert each such claim (and each claim accruing thereafter) regardless of the Buyer Claim Amount thereof.

7.8 INDEMNIFICATION OF SELLER. In addition to, and not by way of limitation of, Seller’s rights otherwise provided in this Purchase Agreement or in any other document delivered in connection with the transactions contemplated hereby, or under applicable law, and subject to the terms and conditions of this Article 7, Buyer agrees to defend, indemnify and hold harmless Seller and its subsidiaries and each of their respective directors, officers, employees, agents and Affiliates (collectively, the “Seller Group”) from and against any loss, liability, damage or expense suffered, incurred or paid by any member of the Seller Group after Closing:

(a) which would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of Buyer in this Purchase Agreement, the Related Agreements, or in any other instrument or document furnished to Seller in connection with the transactions contemplated hereby had been (with respect to representations and warranties) true, complete and correct and had been (with respect to covenants and agreements) fully performed and fulfilled;

(b) as a result of any claim, action or proceeding asserted or brought against any member of the Seller Group or any of such member’s assets (including, without limitation, the Purchased Assets) which arises, in whole or in part, out of or in connection with Buyer’s conduct of the Business after the Closing, including, without limitation, any claim, action or proceeding relating to Buyer’s failure to perform under any agreement or commitment, the termination of any employee, agent, dealer or distributor or any breach of warranty (including, without limitation, any claim, action or proceeding arising at any time whatsoever in connection with the purchase or use of any Purchased Asset sold by Seller to Buyer hereunder);

(c) as a result of any claim, action or proceeding asserted against any member of the Seller Group or any of such member’s assets with respect to any liability or alleged liability of Seller specifically assumed by Buyer under this Purchase Agreement;

(d) as a result of any claim, action or proceeding asserted or brought against any member of the Seller Group or any of such member’s assets which arises out of, or in connection with, Buyer’s failure to pay, promptly and when due, any amount owing, in whole or in part accruing after the Closing with respect to the Business, whether due or to become due, accrued or contingent, known or unknown and including the Assumed Liabilities;

(e) as a result of any claim, action or proceeding asserted or brought against any member of the Seller Group or any of such member’s assets which arises out of or in connection with Buyer’s failure to pay, promptly and when due, any Tax, fee or other charge which shall become due or shall accrue after the Closing on account of Buyer’s ownership or sale of any of the Purchased Assets; and

(f) for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by any member of the Seller Group in connection with any action, proceeding, claim, assessment or judgment incident to any of the foregoing matters.

7.10 BENEFIT OF SELLER GROUP. With respect to any member of the Seller Group other than Seller, Buyer acknowledges and agrees that Seller is contracting on its own behalf and for such member and Seller shall obtain and hold the rights and benefits provided for in this Article 7 in trust for and on behalf of such member.

7.11 NOTICE OF CLAIM. In seeking to collect the amount of any claim that Seller is entitled to indemnification hereunder, Seller shall first give Buyer written notice of such claim. Such notice shall contain a brief summary of the basis for the claim. If Buyer does not dispute the basis or amount of any such claim within 30 days of receiving written notice thereof, Seller shall have the right promptly to recover indemnity as and to the extent provided herein. If Buyer disagrees with the basis of such claim or the amount of damages caused thereby, then within 30 days of receiving written notice thereof, they shall give notice to Seller of such disagreement, specifying the reasons for such disagreement, and, in that case, Seller shall have no right to recover indemnity hereunder until such time, if at all, as (a) an arbitrator(s) selected pursuant to Section 11.2 hereof issues a final award or decision specifying the amount of Seller’s recovery, in which case Seller shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 7) or (b) Seller, on the one hand, and Buyer, on the other, agree in writing to the amount of Seller’s recovery. The date upon which either (a) or (b) occurs with respect to any claim by Seller under this Article 7 shall hereinafter be referred to as the “Seller Claim Establishment Date,” and any amount that Seller is entitled to recover as indemnity hereunder shall hereinafter be referred to as the “Seller Claim Amount.”

7.12 METHOD OF RECOVERY. Within ten (10) calendar days after the Seller Claim Establishment Date, Buyer shall pay to Seller a cash amount equal to the Seller Claim Amount. In the event that Seller is not paid the full Seller Claim Amount within ten (10) calendar days of the Seller Claim Establishment Date, in addition to whatever other remedies it may have, Seller shall be entitled until such Seller Claim Amount is paid in full to offset against such Seller Claim Amount amounts otherwise due Buyer by Seller hereunder.

7.13 SETTLEMENT OF THIRD PARTY CLAIMS. Seller agrees to notify Buyer of any action by a third party which, in the opinion of Seller, is reasonably likely to give rise to a claim for indemnification hereunder (a “Seller Third Party Action”). Seller may, at its election and at its sole cost and expense, participate in the defense of a Seller Third Party Action and employ counsel separate from the counsel employed by Seller. To the extent that Buyer shall acknowledge its obligations to indemnify Seller for any Seller Third Party Action, Buyer shall have the right to conduct and control, through counsel of its own choosing, any Seller Third Party Action, but Seller may, at its election and at its sole cost and expense, participate in the defense of any such Seller Third Party Action and employ counsel separate from the counsel employed by Buyer, it being understood that Buyer shall have acknowledged its obligation to indemnify Seller and shall control such defense; provided, however, that if Buyer shall fail to diligently defend any such Seller Third Party Action, or is prohibited by a conflict of interest from defending such Seller Third Party Action, then Seller may, through counsel of its own choosing, defend such Seller Third Party Action and settle such Seller Third Party Action, and recover from Buyer the amount of such settlement or of any judgment and the full costs and expenses of such defense. Buyer and Seller agree that they will not settle any Seller Third Party Action without the consent of the other, which consent shall not be unreasonably withheld. Seller further agrees that if Buyer wishes to enter into a settlement with respect to a Seller Third Party Action on terms reasonably acceptable to Buyer, Seller will cooperate in such settlement, provided that Buyer directly pays the full amount of such settlement.

7.15 LIMITATION OF LIABILITY AND THRESHOLD. Any claims by Seller for indemnification for a breach of representations and warranties by Buyer must be made within three years of Closing, except that there shall be no time limit with respect to the obligations of Buyer to indemnify Seller for claims arising out of or relating to (i) a breach of Section 4.2 (Authority to Execute and Perform); (ii) intentional or fraudulent misrepresentations or actions by Buyer; or (iii) a breach of a covenant or agreement by Buyer (collectively, clauses (i), (ii) and (iii) are referred to as the “Excluded Obligations”). Buyer’s obligations to indemnify Seller hereunder other than for the Excluded Obligations shall be limited to aggregate amount of the Purchase Price paid by Buyer to Seller and the Stockholders hereunder.

ARTICLE 8 - CONDITIONS OF BUYER’S OBLIGATIONS.

The obligations of Buyer to consummate the transactions contemplated by this Purchase Agreement and the Related Agreements are subject, at the option of Buyer, to the fulfillment on or prior to the Closing of Buyer Board approval and all of the following conditions, any one or more of which may only be waived in writing by it:

8.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Seller contained in this Purchase Agreement and the Related Agreements shall be true on and as of the Closing. Seller and the Principal Shareholders shall have performed and complied with all covenants and agreements required by this Purchase Agreement and the Related Agreements to be performed or complied with by each of them on or prior to the Closing.

8.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any Governmental Agency required for the lawful consummation of the transactions contemplated by this Purchase Agreement and the Related Agreements shall have been obtained.

8.3 CONSENTS. Subject to the terms of any side agreement that the Buyer and Seller may choose to enter into in writing with respect thereto, Seller shall have obtained and shall have delivered to the Buyer copies of all consents (including, without limitation, all consents required under any Real Estate Agreement or Material Agreement) necessary to be obtained in order to consummate the sale and transfer of the Purchased Assets pursuant to this Purchase Agreement and the consummation of the other transactions contemplated hereby.

8.4 EMPLOYMENT AGREEMENTS. At the Closing, each of Robert Sockolov, William Sockolov, Steven Sockolov and John Soares will enter into an Employment Agreement substantially in the forms attached hereto as Schedule 8.4 (each, an “Employment Agreement” and collectively, the “Employment Agreements”).

8.5 OPINION OF COUNSEL FOR SELLER. Buyer shall have received an opinion of Counsel for Seller, dated as of the Closing, addressed to Buyer, with respect to the matters set forth in Section 8.6 hereof.

8.6 AUTHORIZATION. All action of Seller necessary to authorize the execution, delivery and performance of this Purchase Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

8.7 LITIGATION. No action, suit or proceeding shall be pending or threatened before or by any court or governmental agency to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions and which has or may have a material adverse effect on the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of either Seller or Buyer.

8.8 INSTRUMENTS OF TRANSFER. Buyer shall have furnished to Seller for execution and Seller shall have delivered to Buyer appropriate instruments of transfer, conveyance, sale and assignment in respect of the Purchased Assets, consisting of bills of sale, assignments, certificates of title (in the case of motor vehicles), confirmation of notices sent to third parties holding any Purchased Assets, and such other good and sufficient instruments of conveyance and transfer (including, without limitation, any consents thereto by third parties necessary to make the same valid and effective), in such form and containing such terms and provisions as Buyer may reasonably request, as shall be necessary to vest in Buyer all right, title and interest in and to the Purchased Assets free and clear of any and all Liens whatsoever other than the Permitted Liens.

8.9 LEGAL EXISTENCE AND GOOD STANDING. Seller shall have delivered to Buyer (a) a recently dated certificate of status of Seller, issued by the Secretary of State for the California and (b) a recently dated certificate of Seller’s qualification to do business issued by the secretary of state of each of the jurisdictions listed on Schedule 3.1.

8.10 NO MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred since the date hereof and be continuing.

8.11 DUE DILIGENCE. Buyer shall have completed the Due Diligence Review and the results thereof shall be entirely satisfactory to the Buyer in its sole and absolute discretion, provided that Buyer must notify Seller, on or before the later of (i) the 30th day after the delivery to Buyer of the Base Financial Statements, or (ii) the 10th day after the delivery to the Buyer of notice from Seller that it has delivered to Buyer the Schedules to this Purchase Agreement, of any dissatisfaction that Buyer has with the Due Diligence Review failing which this condition shall be deemed waived; provided that in the event that Buyer does not believe that Seller has delivered to Buyer sufficient information in order to complete the Due Diligence Review on or before such date, Buyer may instead notify Seller of such and of the information it believes it has not received, whereupon such 30 day period shall be extended for an additional 15 days and Seller shall use all reasonable efforts to deliver such information to Buyer as promptly as practicable within such 15-day period.

8.12 SELLER WORKING CAPITAL. The Seller Working Capital at Closing shall equal at least the amounts shown for the applicable periods on Schedule 8.12. The satisfaction of this condition shall be evidenced by a statement prepared by the Seller and delivered to Buyer at Closing (the “Closing Statement”) setting forth the Seller Working Capital as of the Closing Date. The Closing Statement shall be certified by Seller’s president and chief accounting officer and prepared in reasonable detail and in accordance with GAAP. Notwithstanding the foregoing, the Closing Statement may omit footnotes and related disclosures normally included in audited balance sheets prepared in accordance with GAAP and shall include only such items from Seller Working Capital as are set forth in the definition of Seller Working Capital.

8.13 AGREEMENT WITH ROBERT YARBOROUGH. Buyer and Robert Yarborough shall have entered into a mutually acceptable agreement prior to Closing, which agreement shall have been approved in writing by Seller.

ARTICLE 9 - CONDITIONS OF SELLER’S AND THE STOCKHOLDERS’ OBLIGATIONS.

The obligations of Seller to consummate the transactions contemplated by this Purchase Agreement and the Related Agreements are subject, at the option of Seller, to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by them:

9.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Buyer contained in this Purchase Agreement and the Related Agreements shall be true on and as of the Closing. Buyer shall have performed and complied with all covenants and agreements required by this Purchase Agreement and the Related Agreements to be performed or complied with by it on or prior to the Closing.

9.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any Governmental Agency required for the lawful consummation of the transactions contemplated by this Purchase Agreement and the Related Agreements shall have been obtained.

9.3 EMPLOYMENT AGREEMENTS. At the Closing, the Buyer will enter into the Employment Agreements with each of Robert Sockolov, William Sockolov, Stephen Sockolov and John Soares.

9.4 OPINION OF COUNSEL FOR BUYER. Seller and the Stockholders shall have received an opinion of counsel for Buyer, dated as of the Closing, addressed to Seller, with respect to the matters set forth in Section 9.5 hereof.

9.5 AUTHORIZATION. All corporate actions of Buyer necessary to authorize the execution, delivery and performance of this Purchase Agreement and the Related Agreements and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

9.6 LITIGATION. No action, suit or proceeding shall be pending or threatened before or by any court or governmental agency restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of Seller, a material adverse effect on the business, operations, property, prospects, condition (financial or otherwise), assets or liabilities of either Seller or Buyer.

9.7 PURCHASE PRICE. Buyer shall have delivered the Cash Purchase Price to the Seller.

9.8 AGREEMENT WITH ROBERT YARBOROUGH. Buyer and Robert Yarborough shall have entered into a mutually acceptable agreement prior to Closing, which agreement shall have been approved in writing by Seller.

ARTICLE 10 - POST-CLOSING EVENTS

10.1 SELLER WORKING CAPITAL REVIEW.

(a) Within 90 days after the Closing Date, Buyer shall deliver to Seller an adjusted Closing Statement (the “Adjusted Closing Statement”). In preparing the Adjusted Closing Statement, Buyer shall determine Seller Working Capital based upon GAAP consistent with the principles applied in the preparation of the audited balance sheet of Seller as at the Closing Date. The Adjusted Closing Statement shall be accompanied by such documentation as Buyer believes supports such proposed adjustments to the calculation of Seller Working Capital as of the Closing Date. If Seller proposes no adjustments to the Closing Statement, the Closing Statement shall be deemed to be final, conclusive and binding upon the parties. Notwithstanding the foregoing, the Adjusted Closing Statement may omit footnotes and related disclosures normally included in audited balance sheets prepared in accordance with GAAP and shall include such items from Seller Working Capital as are set forth in the definition of Seller Working Capital (including a deduction for distributions to cover s-corp Taxes for the operating income of the Seller for the period prior to the Closing but not including any Taxes due with respect to the Purchase Price). At Closing, Seller shall estimate in good faith the amount of such s-corp distributions (based on the highest applicable marginal rate) and shall provide Buyer with a calculation of such estimate and shall deduct the amount thereof from the Purchased Assets and place it in escrow with Seller’s attorney’s MacInnis, Donner & Koplowitz in their client’s funds account. Seller’s tax accounting firm, Eichstaedt & Devereaux, LLP, shall calculate the actual amount to be distributed to pay such s-corp Taxes in the ordinary course following the Closing which calculation shall be binding on the parties hereto provided it is reasonable and in good faith. If the estimated amount placed into escrow was too high, the amount of such excess shall be paid to the Buyer following the making of such distribution and if the amount thereof was too low the Buyer shall promptly remit the difference to the Seller.

(b) Within 30 days after its receipt of the Adjusted Closing Statement, Seller shall notify Buyer in writing whether it accepts or disputes the accuracy of the Adjusted Closing Statement. If Seller accepts the Adjusted Closing Statement or fails to notify Buyer in writing of any dispute with respect thereto within such 30-day period, the Adjusted Closing Statement shall be deemed to be final, conclusive and binding on Seller and Buyer (the “Final Statement”). If Seller disputes the accuracy of the Adjusted Closing Statement, it shall in such written notice set forth in reasonable detail those items that Seller believes are not fairly presented and the reasons for its opinion. The parties shall then meet and in good faith use their best efforts to try to resolve their disagreements over the disputed items. If the parties resolve their disagreements over the disputed items in accordance with the foregoing procedure, the Closing Statement, with those modifications to which the parties shall have agreed, shall be deemed to be the Final Statement. If the parties have not resolved their disagreements over the disputed items on the Closing Statement within 30 days after Seller’s notice of dispute, the parties shall forthwith jointly request an Accounting Arbitrator mutually agreed to by Seller and Buyer to make a binding determination of those disputed items in accordance with this Purchase Agreement. The Accounting Arbitrator will have 30 days from the date of referral to render its decision with respect to the disputed items concerning the Closing Statement, which decision shall be final and binding upon Seller and Buyer and enforceable as an arbitration award pursuant to the Massachusetts Uniform Arbitration Act for Commercial Disputes, Mass. Gem. Laws Ann. ch. 251 or the Federal Arbitration Act. The Closing Statement, with those modifications determined by the Accounting Arbitrator, shall be deemed to be the Final Statement. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section 2.5.2 shall be borne 50% by Seller and 50% by Buyer.

(c) If the Final Statement indicates that the Seller Working Capital as of the Closing is less than the amount required to be in existence pursuant to Schedule 8.12 as of the Closing Date, then Seller shall be obligated to promptly pay to the Buyer cash in an amount equal to the difference between the amount by which such required amount exceeds the Seller Working Capital set forth in the Final Statement (such net amount, the “Working Capital Shortfall”). In the event that Buyer is not paid the full Working Capital Shortfall within ten (10) calendar days of the date on which the Final Statement is determined, in addition to whatever other remedies it may have, Buyer shall be entitled until such Working Capital Shortfall is paid in full (a) to offset against amounts otherwise due Seller, including, without limitation, amounts due as part of the Contingent Purchase Price. Any payment made to Buyer by the Seller pursuant to this Article 10 shall constitute a reduction in the Purchase Price hereunder.

10.2 PURCHASE PRICE ALLOCATION. Buyer and Seller shall use their reasonable best efforts to agree on how the Purchase Price, the Repaid Indebtedness and the Assumed Liabilities shall be allocated among the Purchased Assets.

ARTICLE 11 - MISCELLANEOUS.

11.1 EXPENSES. Each party shall assume and bear, and shall indemnify and hold harmless the other from and against, any and all expenses, Taxes, costs and fees incurred or assumed by such party arising out of or in connection with the negotiation, preparation or performance of this Purchase Agreement and the Related Agreements and the consummation by Seller of the transactions contemplated hereby (including all expenses, costs, fees and disbursements of such party’s attorneys, consultants, investment bankers and other financial advisors, brokers and finders, and accountants), whether or not the transaction contemplated hereby shall be consummated, unless the transaction is not consummated due to the other’s material breach of the Purchase Agreement, and if the transaction is consummated Seller shall pay same from the Cash Purchase Price and not from the Seller Working Capital.

11.2 ARBITRATION. Except for (i) any dispute, controversy or claim arising out of or relating to the Contingent Purchase Price in Section 2.5.3 hereof (which is to be arbitrated as provided in Section 2.5.3(g) hereof), and (ii) any other dispute, controversy or claim arising out of or relating to this Purchase Agreement or any Related Agreement for which a party shall seek equitable relief, any other dispute, controversy or claim arising out of or relating to this Purchase Agreement including, without limitation, the breach, termination or invalidity thereof, shall be finally settled by arbitration according to the Commercial Rules of the American Arbitration Association. The arbitration shall be conducted in Boston, Massachusetts (except as provided in Section 2.5). The parties, including any assignee of Buyer, hereby agree to irrevocably submit to arbitration in Boston, Massachusetts for all purposes with respect to such arbitration. Such arbitration shall be conducted before a tribunal composed of one or more arbitrators as the parties to such arbitration shall mutually agree. The award or decision made by the arbitrator(s) shall be binding upon the parties to such arbitration; provided, however, the parties hereto waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, and the arbitrator(s) is/are specifically divested hereby of any power to award damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages hereunder. Judgment upon any such award or decision may be entered in and enforced by any court of competent jurisdiction. Each party shall bear its own costs of such arbitration except that the prevailing party in the arbitration, as determined by the arbitrator(s), shall recover its reasonable attorneys’ fees from the other party.

11.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of transmission, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand (in the case of facsimile transmission, on the date of transmission as confirmed) or otherwise on the date of receipt as confirmed:

(a)	if to Buyer, to:

Casual Male Retail Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Facsimile: (781) 828-3221

Attention: David Levin, President

with a copy to:

Greenberg Traurig, LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 310-6001

Attention: Jonathan Bell, Esq.

(b)	if to the Seller or the Stockholders, to:

Robert L. Sockolov

Rochester Big & Tall Clothing

625 Howard Street

San Francisco, California 94105

Facsimile: 415-543-0730

and

John Soares

Rochester Big & Tall Clothing

P.O. Box 882405

San Francisco, California 94188-2406

Facsimile: 415-543-0730

with a copy to:

Conrad Donner, Esq.

MacInnis, Donner & Koplowitz

465 California Street, Suite 222

San Francisco, California 94104

Facsimile: 415-433-1917

Any party may, by notice given to the other parties in accordance with this Section, designate another address or Person for receipt of notices hereunder.

11.4 PUBLIC ANNOUNCEMENTS. Prior to Closing, except for announcements or filings required by law, without the prior consent of the other party, neither party will make or permit any of its Affiliates, directors, officers, employees or agents to make any public disclosure with respect to this Purchase Agreement or the transactions contemplated hereby or, except for information included in any such disclosure which has been disseminated to the public, generally to Seller or Buyer employees or to any third party; provided that Buyer may in its sole discretion file and disclose such matters as necessary to comply with all applicable securities laws and regulations and Nasdaq rules. From and after the Closing, any press release or other public disclosure of information regarding this Purchase Agreement or the transactions contemplated hereby shall be developed and disclosed solely by Buyer. Notwithstanding the foregoing, the parties have agreed to jointly release a statement to the press concerning the transactions contemplated hereby in the form of Schedule 11.4. Simultaneously with the release thereof, Seller intends to commence notifying its employees of the proposed transaction.

11.5 AMENDMENT AND WAIVER. This Purchase Agreement may be amended, and any provision hereof may be waived, only by a written instrument executed by all of the parties hereto. No modification, renewal, extension, waiver or termination of this Purchase Agreement or any of the provisions herein contained shall be binding upon any party unless made in writing and signed by an authorized officer of each party hereto. Failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof in a particular instance shall not be deemed a waiver of such terms, covenants or conditions in any other instance. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available, at law, in equity, by agreement or otherwise.

11.6 ENTIRE AGREEMENT. This Purchase Agreement and the Related Agreements contain the entire agreement among Seller, the Stockholders and Buyer respecting the subject matter hereof and supersede all prior agreements and understandings between them concerning such subject matter.

11.7 GOVERNING LAW. This Purchase Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

11.8 BINDING EFFECT; ASSIGNABILITY. This Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Purchase Agreement is not intended to confer upon any Person other than the parties hereto and members of the Buyer Group (and such parties’ and members’ respective successors and assigns) any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Purchase Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto; provided, however, that the Buyer may assign its rights hereunder to a wholly-owned subsidiary of the Buyer without the consent of the Seller provided that such assignee expressly assumes all of the obligations of Buyer hereunder and under the Related Agreements and that Buyer shall remain jointly and severally liable to Seller for all obligations of such assignee under this Agreement and any of the Related Agreements.

11.9 COUNTERPARTS. This Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

11.10 SCHEDULES. The schedules to this Purchase Agreement are a part of this Purchase Agreement as if set forth in full herein. All references herein to Articles, Sections, schedules and Exhibits shall be deemed references to such parts of this Purchase Agreement. The parties acknowledge that the Seller has not yet been able to prepare or complete the Schedules. Seller shall complete the Schedules and may submit amended Schedules on or before

September 30, 2004 and shall deliver same to Buyer for its review. Such Schedules shall thereupon constitute the Schedules to this Agreement. The Seller may thereafter (but prior to the Closing) submit amended Schedules which, if any such amended Schedule discloses a material change or addition from the prior Schedule, shall permit the Buyer to terminate this Agreement pursuant to Section 11.13(d) hereof.

11.11 VALIDITY. Any invalid, illegal or unenforceable provision of this Purchase Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

11.12 REFERENCES. The headings in this Purchase Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Purchase Agreement. The terms defined in this Purchase Agreement refer to the plural as well as the singular, unless the context otherwise requires. The words “herein” and “hereof” and other words of similar import refer to this Purchase Agreement as a whole and not to any particular part of this Purchase Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.

11.13 TERMINATION. This Purchase Agreement may be terminated or the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by the mutual written consent of Buyer, the Principal Shareholders and Seller; or

(b) by either Seller or Buyer if any Governmental Agency shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; or

(c) by either Seller or Buyer if the transactions contemplated hereby shall not have been consummated by December 31, 2004 (the “End Date”), which End Date may be extended by a mutual written agreement between Buyer, Seller and the Principal Shareholders; provided, however, that the right to terminate this Purchase Agreement pursuant to this Section 11.13 (c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Purchase Agreement; or

(d) by Buyer at any time if the results of the Due Diligence Review shall in any way be unsatisfactory to Buyer in its sole and absolute discretion; or

(e) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Purchase Agreement; or

(f) by the Seller upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Purchase Agreement.

11.14 EFFECT OF TERMINATION. In the event of the termination of this Purchase Agreement or abandonment of the transactions contemplated hereby by either Seller, the Principal Shareholders or Buyer pursuant to the terms of this Purchase Agreement, written notice thereof shall forthwith be given to the non-terminating party or parties specifying the provision hereof pursuant to which such termination of this Purchase Agreement or abandonment of such transactions is made. In the event of the termination of this Purchase Agreement pursuant to the provisions of Section 11.13, this Purchase Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, shareholders or Affiliates, except as specified in Section 11.1 and except for any liability resulting from such party’s breach of this Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement under seal as of the day and year first above written.

Buyer:

CASUAL MALE RETAIL GROUP, INC.

By:
Name:
Title:

Seller:

ROCHESTER BIG AND TALL CLOTHING, INC.

By:
Name:
Title:

COMMITMENT OF PRINCIPAL SHAREHOLDERS

By executing this Agreement in the space provided below, each Principal Shareholder is agreeing with the Buyer that he will use his best efforts to cause the transactions contemplated by the foregoing Purchase Agreement to be consummated and will vote all shares of the Seller owned or controlled by him in favor of the transaction at any meeting or consent in lieu thereof of the shareholders of the Seller.

Robert L. Sockolov

Steven J. Sockolov

William J. Sockolov

John R. Soares